Exhibit 99.1

Eugene McGrath, Former Chairman & CEO of Consolidated Edison, Joins the Sensus Board of Directors

Raleigh, NC (January 6, 2010) – Sensus announces that Eugene (Gene) R. McGrath, former Chairman and Chief Executive Officer of Consolidated Edison, Inc., (NYSE: ED) has accepted appointment to the Sensus Board of Directors.

Mr. McGrath, 67, from New York, joined Consolidated Edison in 1963 as an engineer. He was named Vice President in 1978 and for the next 28 years he served in various senior leadership positions, becoming Chairman and CEO before his retirement from the utility in 2006. He is currently a member of the Consolidated Edison Board. Consolidated Edison distributes electricity to more than three million residential and business customers in New York City and natural gas to more than one million customers.

“As Sensus grows and executes its strategy to be the leading technology provider of Smart Grid solutions to utilities, I am very happy to welcome to our Board one of the most distinguished and respected leaders in the utility industry,” said Peter Mainz, Chief Executive Officer and President of Sensus. “We look forward to the contributions and insight that Gene will bring to our Board,” he added.

Sensus is a market leader in helping utilities deploy Smart Grid solutions, with over four million of its FlexNet™ SmartPoint™ systems installed by electric, gas, and water utilities across North America.

“I am very pleased to be joining the Sensus Board and look forward to working closely with Peter and the Board to support Sensus,” said McGrath.

Mr. McGrath joined Consolidated Edison after graduating from Manhattan College with a degree in mechanical engineering in 1963. He received his Masters in Business Administration from Iona College in 1980 and completed the Advanced Management Program at Harvard University in 1989. Mr. McGrath also serves on the board of directors of Associated Electric and Gas Insurance Services Limited, and GAMCO Investors, Inc. In addition, he is a former board member of the Federal Reserve Bank of New York and Schering-Plough Corporation (now part of Merck & Co., Inc.).

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About Sensus

Sensus is a time-tested technology and communications company providing data collection and metering solutions for water, gas and electric utilities around the world. Sensus is a transforming force for the utilities of tomorrow through its ability to help customers optimize resources, as well as to meet conservation and customer service objectives. Sensus customers rely on the Company for expert, reliable service in order to meet challenges and exceed goals. For more information, visit www.sensus.com.

FlexNet™ and SmartPoint™ are trademarks of Sensus.

Contact

James J. Hilty

Vice President, Business Development

(919) 845-4007

jim.hilty@sensus.com